Exhibit 3.14

ARTICLES OF INCORPORATION

of

HELICOPTER ADVENTURES, INC.

I

The name of this corporation is HELICOPTER ADVENTURES, INC.

II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be Incorporated by the California Corporations Code.

III

The name and address in the State of California of this corporation’s initial agent for service of process is:

Patrick Corr 235 Camelback Road, Apt. 327 Pleasant Hill, California 94523

IV

This corporation is authorized to Issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is 100,000.

Dated: January 30, 1987	/s/ Patrick Corr
Patrick Corr

I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution is my act and deed.

/s/ Patrick Corr
Patrick Corr